BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2010 ANNUAL REPORT ON FORM 10-K

EXHIBIT 10.6(c)

AMENDED FORM OF DEFERRED STOCK AWARD

AGREEMENT UNDER THE PREMIUM OPTION

AND STOCK AWARD PROGRAM

BRIGGS & STRATTON CORPORATION

DEFERRED STOCK AWARD AGREEMENT

THIS DEFERRED STOCK AWARD AGREEMENT, dated as of this          day of              200    , is made by BRIGGS & STRATTON CORPORATION (the “Company”) to                      (the “Employee”).

WHEREAS, the Company believes it to be in the best interests of the Company and its shareholders to provide an incentive for certain of its key employees to work for and manage the affairs of the Company in such a way that its shares become more valuable; and

WHEREAS, the Employee is a key employee of the Company or one of its subsidiaries or affiliates.

NOW, THEREFORE, in consideration of the premises, the Company hereby awards Deferred Stock to the Employee on the terms, conditions and restrictions hereinafter set forth.

1.         AWARD.    The Company hereby awards to the Employee              shares of Deferred Stock on the date hereof (the “Award Date”). Deferred Stock means the right to receive in the future common stock of the Company in accordance with this Agreement and section 8 of the Company’s Incentive Compensation Plan.

2.         DEFERRAL PERIOD.    The Deferred Stock shall be forfeitable as described below until it becomes vested upon the first to occur, if any, of the following events:

(a)        The termination of the Employee’s employment with the Company or a subsidiary by reason of disability or death. For these purposes, “disability” shall mean separation from the service of the Company or such subsidiary because of such illness or injury as renders the Employee unable to perform the material duties of the Employee’s job.

(b)        Five (5) years from the Award Date.

(c)        A change in control of the Company as defined in section 11(b) of the Company’s Incentive Compensation Plan.

If the Employee’s employment with the Company or one of its subsidiaries or affiliates terminates during the period of time during which the Deferred Stock is forfeitable (the “Deferral Period”) for any reason other than retirement, early retirement, disability or death, the Deferred Stock shall be forfeited to the Company on the date of such termination, without any further obligations of the Company to the Employee and all rights of the Employee with respect to the Deferred Stock shall terminate, unless such forfeiture is waived by the Compensation Committee of the Company’s Board of Directors. If the Compensation Committee determines that (i) the Employee has breached any of the obligations stated in section 3 of the Agreement during the Deferral Period or (ii) the Deferred Stock was awarded with respect to (A) a Plan Year for which there has been a material restatement of the Company’s annual report to the SEC due to negligence or misconduct by one or more persons or (B) any subsequent Plan Year having awards materially affected by the restatement, the Company shall be entitled to declare all or any portion of any unvested Deferred Stock awarded under this Agreement to be forfeited.

Notwithstanding any provisions to the contrary, the Employee may not extend the Deferral Period.

3.	COVENANTS OF NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION.

3.1  Non-Competition During Employment.  The Employee agrees during his/her employment with the Company he/she shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is in competition with the Company or any successor or assignee of the Company. The ownership of less than 1% of the outstanding securities of a publicly-traded company or 20% of a private company’s securities or profits, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.

3.2  Non-Competition After Employment.  The Employee agrees that, upon voluntary or involuntary termination of employment with the Company and for a period of two (2) years thereafter, he/she will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit or accept any of the Company’s customers with whom the Employee had contact during the two (2) year period preceding his/her termination for the purpose of providing services, products or business that are in competition with the services, products or business which the Company provides to such customers. It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Employee and does not deprive Employee of legitimate competitive opportunities to which he/she is entitled.

3.3  Impairment of Company’s Relationships.  The Employee further agrees that during the term of his/her employment and for a period of two (2) years thereafter, he/she will not interfere with or attempt to impair the relationship between the Company and any of its employees nor will the Employee attempt, directly or indirectly, to solicit, entice, or otherwise induce any other employee to terminate his/her association with the Company. The term “solicit, entice or induce” includes, but is not limited to, the following: (a) initiating communications with an employee of the Company relating to possible employment; (b) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment and accept employment with a competitor, supplier or customer of the Company; (c) referring employees of the Company to personnel or agents employed or engaged by competitors, suppliers or customers of the Company; or (d) referring personnel or agents employed or engaged by competitors, suppliers or customers of the Company to employees of the Company.

3.4.  Non-Disclosure of Information.

(a)  Confidential Information.  As used in this Agreement, “Confidential Information” shall mean any and all information whether generated by the Company or by a third party at the Company’s request, disclosed by the Company to Employee during the period of the Employee’s employ with the Company, including, without limitation, trade secrets, design documents, copyright material, inventions, technology, processes, marketing data, business strategies, financial information and records, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, product pricing formulas, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s facilities or operations). Confidential Information does not include information or data which is:

(1)  at the time of disclosure, or thereafter becomes, available to the general public by publication or otherwise through (i) no fault or negligence of the Employee or (ii) no breach of this Agreement by Employee;

(2)  in the possession of the Employee prior to disclosure thereof by the Company as evidenced by written records of the Employee prepared prior to the date of disclosure of such information to the Employee;

(3)  independently developed by the Employee without the benefit of any of the Confidential Information as evidenced by the written records of the Employee prepared to the date of disclosure of such information to the Employee; or

(4)  disclosed to Employee by a third party having no obligation of confidentiality to the Company with respect to the information so disclosed.

(b)  Trade Secrets. The parties also acknowledge that certain of the Company’s Confidential Information is a trade secret (“Trade Secret”) as that term is defined in Sec. 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act, i.e. information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure, and (ii) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.

(c)  Disclosure of Confidential Information.  Except as required in the performance of his or her duties of employment, and for a period of two (2) years following the termination of his or her employment with the Company, Employee shall not disclose to a third party or use any of the Company’s Confidential Information and shall not remove any of the Company’s Confidential Information in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company.

(d)  Disclosure of Trade Secrets.  Employee shall never disclose to a third party or use any of the Company’s Trade Secrets and shall not remove any of the Company’s Trade Secrets in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company. The parties acknowledge that this obligation has no termination date.

3.5  Waiver of Unintended Effects.  It is not the purpose of the Agreement to preclude Employee from engaging in employment that is not competitive with the Company, does not pose a competitive threat to the Company, and does not interfere with the Company’s protectable business interests. If during the term of this Agreement Employee wishes to engage in a business that may involve a violation of the literal terms of this Agreement but Employee believes it will not pose a competitive threat to the Company, Employee agrees to submit to the Company in writing a request to engage in this business. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the business specified in the request, regardless of the terms of this Agreement, if the business sought to be engaged in is not competitive with that of the Company and does not pose a competitive threat to the Company. Any such permission granted by the Company must be in writing, shall extend only to the business specifically identified in Employee’s written request, and shall not otherwise constitute a wavier of the Company’s rights under this Agreement.

3.6.  Common Law of Torts and Trade Secrets.  The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

4.        RIGHTS DURING DEFERRAL PERIOD.  During the Deferral Period, the Employee shall not receive any certificate with respect to Deferred Stock and shall have no right to vote the Deferred Stock or to receive cash dividends, stock dividends and other distributions made with respect to the Deferred Stock; however, amounts equal to any dividends or other distributions declared during the Deferral Period with respect to the Deferred Stock will be awarded, automatically deferred and deemed to be reinvested in additional Deferred Stock. The Deferred Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period, except by will or the laws of descent and distribution.

5.        BOOK ACCOUNTS AND SHARE CERTIFICATES.  The Deferred Stock, including the original award and any additional shares attributable to cash dividends, stock dividends or distributions relating to the Deferred Stock, shall be credited to a book account for the Employee. Upon expiration of the Deferral Period, the

Company shall issue and deliver to the Employee certificates for shares of the Company’s common stock, par value $0.01 per share, equal to the total number of shares of Deferred Stock then credited to the Employee, subject to Section 6 below. In no event will the issuance of shares occur later than two and one-half months after the end of the fiscal year.

6.        TAX WITHHOLDING.    The Employee may satisfy any tax withholding obligations arising with respect to the Deferred Stock in whole or in part by tendering a check to the Company for any required amount, by election to have a portion of the shares withheld to defray all or a portion of any applicable taxes, or by election to have the Company or its subsidiaries withhold the required amounts from other compensation payable to the Employee.

7.        IMPACT ON OTHER BENEFITS.    The value of the Deferred Stock shall not be includable as compensation or earnings for purposes of any other benefit plan or program offered by the Company or its subsidiaries or affiliates.

IN WITNESS WHEREOF, this Deferred Stock Award Agreement is executed by the parties as of the date set forth above.

BRIGGS & STRATTON CORPORATION

By:
Todd J. Teske
President and
Chief Executive Officer

Date:
(Employee Name)